EXHIBIT 99.1

NEWS RELEASE

For Release: Thursday, October 14, 2004, 3:05 pm Central Time

Contact: Howard Root, CEO

James Hennen, CFO

Vascular Solutions, Inc.

(763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD FOURTH QUARTER RESULTS

Net sales increase 95% from Q4 of 2003 to record $6.7 million;
Net loss before thrombin expenses decreases 82% from Q4 of 2004 to $363,000.

        MINNEAPOLIS, Minnesota — Vascular Solutions, Inc. (Nasdaq:VASC) today announced record quarterly net sales in its results for the fourth quarter ended December 31, 2004.

        Net sales during the fourth quarter were $6,650,000, an increase of 95% from net sales of $3,403,000 in the fourth quarter of 2003. The primary contributor to the 95% increase in sales was the D-Stat Dry hemostatic bandage, which the company launched in September 2003 for the topical control of bleeding in interventional procedures. Growth in fourth quarter sales also benefited from increasing sales of both the Pronto extraction catheter, which the company launched in January 2004 for the intra-arterial removal of thrombus, and the Vari-Lase endovenous laser console, which the company launched in January 2004 for the treatment of varicose veins. In total, over 74% of net sales in the fourth quarter came from sales of five new products that Vascular Solutions has launched in the U.S. since 2003.

        The company’s net loss for the fourth quarter was $573,000 or $0.04 per share, improving from a net loss of $1,963,000 or $0.15 per share in the fourth quarter of 2003. During the fourth quarter the company began to incur expenses related to the development and qualification of a new supply of thrombin, a primary component of its hemostatic products. Expenses related to the thrombin project in the fourth quarter were $210,000. Net loss for the fourth quarter of 2004 excluding the thrombin expenses was $363,000 or $0.03 per share, decreasing by 82% from a net loss of $1,963,000 or $0.15 per share in the fourth quarter of 2003.

        “2004 was an excellent year for Vascular Solutions, as we set a new sales record each quarter of the year,” commented Howard Root, Chief Executive Officer of Vascular Solutions. “Following record sales in each of the first, second and third quarters, our direct sales force increased sales sequentially by 12% in the fourth quarter to achieve another new sales record. For the year, we increased our net sales by 89% and decreased our net loss before the thrombin expenses by 66% over 2003. During the fourth quarter we also launched another new product, the Langston catheter, with an excellent market reception and $132,000 in early sales. Looking into 2005, with three new products and several product line improvements and extensions planned for launch, we expect to continue to set new quarterly sales records each quarter for the foreseeable future.”

        Net sales of the D-Stat Dry product line were $2,612,000 during the fourth quarter, with a gross margin in excess of 80%. A total of 378 accounts in the U.S. purchased the D-Stat Dry in the fourth quarter, with a re-order rate of 74%. “We have firmly established the position of the D-Stat Dry as the superior topical patch for the interventional market,” commented Mr. Root. “We expect to continue to maintain and grow this position during 2005.”

        The 3x3 version of the D-Stat Dry, which is designed for use in trauma indications, continues to proceed through clinical evaluations and discussions with potential corporate distribution partners. “We believe the 3x3 version of the D-Stat Dry is an excellent trauma bandage with no mixing or special storage requirements that can be quickly applied to even severely bleeding wounds,” commented Mr. Root. “During the fourth quarter we had several clinical sites report excellent clinical results in their evaluation of the 3x3 for trauma indications. We also have advanced discussions with two potential corporate partners that have expressed an interest in branding and distributing this product for us on an exclusive or non-exclusive basis, pending further due diligence and negotiations.”

        Net sales of the Pronto extraction catheter totaled $1,090,000 in the fourth quarter, an increase of 25% sequentially from the third quarter. “The reports we hear from the field on the clinical uses of the Pronto have been excellent,” commented Mr. Root. “We also have finalized the design of a next generation version of the Pronto, which we believe will be launched in the third quarter of 2005 and will be a substantial driver of sales growth in this $100 million annual thrombus extraction market opportunity. We also have a version of the Pronto in development for the treatment of hemodialysis grafts that should launch during 2005.”

        Net sales of the Vari-Lase endovenous laser product line increased to $1,097,000 in the fourth quarter, an increase of 44% sequentially from the third quarter. “Impressively, the number of Vari-Lase laser consoles sold in the fourth quarter essentially doubled from the number sold in the third quarter,” commented Mr. Root. “With Vascular Solutions having the largest direct sales force in the endovenous laser market and with reimbursement under Medicare and Medicaid being firmly established starting in January 2005, we expect to see both increased market share and market growth with our Vari-Lase product line throughout 2005.”

        Net sales of the Duett sealing device product line totaled $1,260,000 in the fourth quarter of 2004. “We continue to support and ‘harvest’ our Duett product line, and our direct sales force has maintained the majority of our long-time Duett customers, with a 13% sequential decline in Duett net sales from the third quarter,” commented Mr. Root.

        Net sales of the D-Stat Flowable hemostat increased to $389,000 in the fourth quarter of 2004, a new quarterly sales record and an increase from $350,000 in the third quarter.

        Overall gross margin across all products was 70% in the fourth quarter, benefiting from the higher gross margins of the D-Stat Dry and Pronto product lines, but limited during the fourth quarter by the increased sales of Vari-Lase laser consoles which generally have a lower gross margin.

        The company also provided an update on its progress in the development of new interventional medical devices. “In January we launched the Max-Support retraction belt, an internally-designed product used to assist in gaining femoral access in obese patients, which we believe represents a potential $1 million annual market,” commented Mr. Root. “During the third quarter of 2005, we expect to launch two specialty catheters for Interventional Cardiology procedures, both with potential annual sales in excess of $1 million, and a resorbable version of our D-Stat Dry which can ultimately be used in surgical procedures. We also have product line extensions of our Vari-Lase disposable components, our Pronto extraction catheter and our Langston catheter, each of which we expect to launch during 2005.”

        During the fourth quarter, the company incurred $210,000 of expenses related to the development and qualification of a new source of thrombin for use in its D-Stat Dry, D-Stat Flowable, Duett and other hemostatic products. “We remain on plan to qualify and receive approval for our new thrombin by the end of 2006 which should allow us to participate directly in the $200 million annual market for thrombin and thrombin-based surgical hemostats starting in 2007,” Mr. Root commented.

        Finally, the company reiterated its revenue guidance for 2005. With the continued growth in sales of new products and the expected continued pace of new product launches, the company expects to achieve net sales of between $35 million and $40 million in 2005. Net sales by quarter are expected to increase sequentially by approximately $500,000 in the first quarter, and by at least $1 million in both of the second and third quarters. The fourth quarter of 2005 is expected to represent a more substantial revenue increase, benefiting from the new product launches and the launch of the next generation of the Pronto extraction catheter. This estimate does not include any forecasted revenue from the D-Stat Dry 3x3 trauma bandage since a distribution agreement has not yet been completed. Due to the rapid growth of the company’s business and the uncertainty of timing of regulatory approvals, estimates of 2005 sales are necessarily difficult to provide with precision.

Conference Call & Webcast Information

        Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relation’s portion of our web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Thursday, February 10th by dialing 1-800-642-1687 and entering conference ID # 3202338. A recording of the call will also be archived on the investor relation’s portion of the Company’s web site, www.vascularsolutions.com until Thursday, February 10th. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended December 31, 2004 (unaudited)			Three Months Ended December 31, 2003 (unaudited)

	As Reported	Special Charges (Note 1)	As Adjusted	As Reported	Special Charges (Note 1)	As Adjusted

Net sales	$6,650		$6,650	$3,403		$3,403
Cost of goods sold	1,998		1,998	1,160		1,160
Gross profit	4,652		4,652	2,243		2,243
Operating expenses:
Research and development	850		850	883		883
Clinical and regulatory	516		516	402		402
Sales and marketing	3,081		3,081	2,371		2,371
General and administrative	540		540	514		514
Thrombin qualification	210	$(210)	—	—	—	—
Amortization of purchased technology	54		54	54		54
Operating loss	(599)	210	(389)	(1,981)	—	(1,981)
Interest income	26		26	18		18
Net loss	$(573)	$210	$(363)	$(1,963)	$—	$(1,963)
Basic and diluted net loss per share	$(.04)	$.01	$(.03)	$(.15)	$—	$(.15)
Shares used in computing basic and diluted net loss per share	14,303	14,303	14,303	12,938	12,938	12,938

	Twelve Months Ended December 31, 2004 (unaudited)			Twelve Months Ended December 31, 2003 (unaudited)

	As Reported	Special Charges (Note 1)	As Adjusted	As Reported	Special Charges (Note 1)	As Adjusted

Net sales	$22,265		$22,265	$11,804		$11,804
Cost of goods sold	6,608		6,608	4,570		4,570
Gross profit	15,657		15,657	7,234		7,234
Operating expenses:
Research and development	3,401		3,401	3,671		3,671
Clinical and regulatory	1,906		1,906	1,536		1,536
Sales and marketing	11,360		11,360	9,646		9,646
General and administrative	2,138		2,138	1,942		1,942
Thrombin qualification	210	$(210)	—	—	—	—
Amortization of purchased technology	218		218	218		218
Operating loss	(3,576)	210	(3,366)	(9,779)	(9,779)
Interest income	68		68	150		150
Net loss	$(3,508)	$210	$(3,298)	$(9,629)	$—	$(9,629)
Basic and diluted net loss per share	$(.25)	$.01	$(.24)	$(.75)	$—	$(.75)
Shares used in computing basic and diluted net loss per share	13,952	13,952	13,952	12,859	12,859	12,859

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	December 31, 2004 (unaudited)	December 31, 2003 (Note 2)
ASSETS
Current assets:
Cash and cash equivalents	$7,184	$2,865
Available-for-sale securities	—	3,020
Accounts receivable, net	3,534	1,810
Inventories	3,659	3,186
Prepaid expenses	588	462

Total current assets	14,965	11,343
Property and equipment, net	1,374	949
Intangible assets	483	700

Total assets	$16,822	$12,992

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Total current liabilities	$3,132	$2,120
Shareholders' equity:
Total shareholders' equity	13,690	10,872

Total liabilities and shareholders' equity	$16,822	$12,992

Note 1: Special charges consist of expenses related to the qualification of the Company’s new supply of thrombin. On October 18, 2004, the Company entered into a supply agreement with Sigma-Aldrich Fine Chemicals for the development, manufacture and supply of bulk thrombin for use in the Company’s hemostatic products. The Company estimates that the development and qualification of this new supply of thrombin will take approximately two years to complete, with estimated expenditures through 2006 expected to be approximately $3.3 million in operating expenses, $2.5 million in inventory purchases and $0.3 million in capital equipment purchases.

Note 2: Derived from the audited balance sheet at that date.

About Vascular Solutions

        Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within Interventional Radiology and Interventional Cardiology. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding and the Pronto™ extraction catheter for the mechanical extraction of soft thrombus. The Company’s other products include the Duett™ sealing device to rapidly seal the puncture site following catheterization procedures, the D-Stat® Flowable hemostat for the local management of active bleeding, and the Acolysis® intravascular therapeutic ultrasound product which is sold in international markets for the treatment of peripheral occlusive arterial disease.

        The Company discloses non-GAAP or pro forma measures that exclude certain charges. Non-GAAP measures may exclude such items as charges related to one-time research and development projects. Management uses these measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP.

        The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2003 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with our limited operating history, need for adoption of our new products, lack of profitability, exposure to possible intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.
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